Exhibit 5.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Amendment No. 1 to Registration Statement No. 333-53466 on Form S-6 of our report dated March 14, 2001 relating to the statement of condition of Corporate Income Fund, Preferred Securities Portfolio Series 103, Defined Asset Funds and to the reference to us under the heading "How The Fund Works—Auditors" in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
 New York, NY
March 14, 2001